Exhibit 16.1

January 5, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 5, 2018 of Riot Blockchain, Inc. and are in agreement with the statements contained in section (a) therein as it regards our firm.  We have no basis to agree or disagree with other statements of the registrant contained in Item 4.01.

Sincerely,

/s/ EisnerAmper LLP
EisnerAmper LLP